Exhibit 99.2

Creating a Leader in Financial Technology Infrastructure February 26, 2026

Cautionary Note Regarding Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "assume," "could," "estimate," "expect," "target," "possible," "project," "predict," "intend," "plan," "believe," "potential," "may," "should", "will" and similar expressions are based on current expectations and assumptions and are subject to risks, uncertainties and contingencies, many of which are beyond our control and difficult to predict or quantify, and which could cause actual results to differ materially from those that are anticipated.

Factors that could cause actual results to differ include, but are not limited to: Brink's ability to consummate the proposed transaction with NCR Atleos (the "Transaction"); the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement; Brink's ability to finance the Transaction; Brink's indebtedness, including the substantial indebtedness Brink's will incur in connection with the Transaction and the need to generate sufficient cash flows to service and repay such debt; failure to consummate any anticipated repayment of the combined company's indebtedness or make any returns to shareholders in the expected timeframe or at all; failure to obtain applicable regulatory or shareholder approvals in a timely manner or otherwise; failure to satisfy any other conditions to closing of the Transaction; failure to realize the anticipated benefits and synergies of the Transaction in the expected timeframe or at all, including as a result of a delay in consummating the Transaction; the success of integration plans and the time required to successfully integrate NCR Atleos' operations with those of Brink's; the focus of management's time and attention on the Transaction and other potential disruptions arising from the Transaction; the effects of the announcement of the Transaction on Brink's or NCR Atleos' businesses; that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with banks, employees, customers or suppliers) may be greater than expected following the public announcement of the Transaction; Brink's or NCR Atleos' ability to retain certain key employees following the public announcement of the Transaction; the potential for litigation related to the Transaction; Brink's or NCR Atleos' ability to obtain certain third party or governmental regulatory consents, approvals or clearances; potential undisclosed liabilities of NCR Atleos not identified during the due diligence process; the impact of the Transaction on the market price of Brink's or NCR Atleos' common stock and/or operating results; and general economic conditions that are less favorable than expected.

Additional information concerning other risk factors is also contained in Part I, Item 1A "Risk Factors" of (i) Brink's Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the "SEC") on February 26, 2026, and (ii) NCR Atleos' Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026 and, in each case, in subsequent filings with the SEC.

The forward-looking information included in this presentation is representative only as of the date of this document and Brink's and NCR Atleos undertake no obligation to update, revise or clarify any information contained in this document or forward-looking statements that may be made from time to time on either of their behalf, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

In connection with the Transaction, Brink's will file with the SEC a registration statement on Form S-4 (the "Registration Statement"), which will include (i) a preliminary joint proxy statement of both companies, the definitive version of which will separately be sent or provided to Brink's and NCR Atleos' respective shareholders, and (ii) a prospectus of Brink's relating to the offer of Brink's securities to be issued to NCR Atleos' shareholders in connection with the completion of the Transaction. Brink's and NCR Atleos may also file other documents with the SEC regarding the Transaction. This document is not a substitute for the Registration Statement, the preliminary proxy statement/prospectus or any other document which Brink's or NCR Atleos may file with the SEC. **INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS.**

Investors and security holders may obtain free copies of the preliminary proxy statement/prospectus (when it is available) and other documents that are filed with the SEC or will be filed with the SEC by Brink's or NCR Atleos (when they become available) through the website maintained by the SEC at http://www.sec.gov or from Brink's at its website, https://us.brinks.com/ or from NCR Atleos at its website, https://investor.ncratleos.com/.

Participants in the Solicitation

Brink's, NCR Atleos, and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Brink's or NCR Atleos in connection with the Transaction under the rules of the SEC. Information about the interests of the directors and executive officers of Brink's and NCR Atleos and other persons who may be deemed to be participants in the solicitation of shareholders of Brink's or NCR Atleos in connection with the Transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the preliminary proxy statement/prospectus related to the Transaction, which will be filed with the SEC. Additional information (i) about Brink's, the directors and executive officers of Brink's and their ownership of Brink's common stock can also be found in its Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on February 26, 2026, and its definitive proxy statement, as filed with the SEC on March 21, 2025, and other documents subsequently filed by Brink's with the SEC and (ii) about NCR Atleos, the directors and executive officers of NCR Atleos and their ownership of NCR Atleos common stock can also be found in its Annual Report on Form 10-K/A for the year ended December 31, 2024, filed with the SEC on November 5, 2025, and its definitive proxy statement, as filed with the SEC on April 4, 2025, and other documents subsequently filed by NCR Atleos with the SEC. Free copies of these documents may be obtained as described above. To the extent holdings of Brink's or NCR Atleos' securities by its directors or executive officers have changed since the amounts set forth in such documents, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the preliminary proxy statement/prospectus relating to the Transaction when it is filed with the SEC.

NCR Atleos Data

Data about NCR Atleos provided in this presentation, including financial information, was obtained from NCR Atleos' management.

Forward-Looking Financial Information

The assumptions and estimates underlying the forward-looking financial information for the combined company are inherently uncertain and are subject to a wide variety of business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in such forward-looking financial information, including those referred to in the "Cautionary Note Regarding Forward-Looking Statements" disclaimer in this presentation. Forward-looking financial information for the combined company is inherently uncertain due to a number of factors outside of Brink's and NCR Atleos' control. Accordingly, there can be no assurance that these prospective results are indicative of the combined company's future performance following the Transaction, or that actual results of the combined company will not differ materially from those presented in the forward-looking financial information. Inclusion of such forward-looking financial information in this presentation should not be regarded as a representation by any person that the results contained in the forward-looking financial information will be achieved.

Market and Industry Data

Unless otherwise indicated, market data and certain industry forecast data used in this presentation were obtained from internal reports, where appropriate, as well as third party sources and other publicly available information. Data regarding the industries in which Brink's and NCR Atleos compete, and their market positions and market share in those industries, are inherently imprecise and are subject to significant business, economic and competitive risks and uncertainties beyond the control of Brink's and NCR Atleos.

Non-GAAP Financial Measures

This presentation includes certain financial measures that are not calculated in accordance with generally accepted accounting principles in the United States ("GAAP"). A reconciliation of such measures to the most comparable GAAP figures in accordance with Regulation G is presented in the earnings releases for the appropriate periods available on Brink's website, https://us.brinks.com/ or NCR Atleos' website, https://investor.ncratleos.com/ Forward-looking non-GAAP measures cannot be reconciled to GAAP without unreasonable effort, as Brink's and NCR Atleos are unable to accurately forecast certain amounts that are necessary for reconciliation. The forward-looking non-GAAP measures assume the continuation of current economic trends and reflect current assumptions regarding variables that are difficult to accurately forecast, including those discussed in the Risk Factors set forth in each of Brink's and NCR Atleos' respective filings with the SEC.

No Offer or Solicitation

This presentation does not constitute an offer to sell, or the solicitation of an offer to buy, any securities or the solicitation of any vote or approval with respect to the Transaction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

BRINKS + NCR ATLEOS 2

Combining Trusted Financial Technology Infrastructure Solution Providers to Better Serve Banking and Retail Customers

BRINKS + NCR ATLEOS

Enhanced Size and Scale

Combined company:[1]
- ~$10B Total Revenue
- ~$2B of Adjusted EBITDA
- Adj. EBITDA Margins ~20%
- ~$1B of Free Cash Flow

Resilient and Growing Financial Profile
- Expanded recurring subscription-based revenue
- Resilient organic growth
- Cost optimization potential

Broader Capabilities
- Fully integrated offering
- Technology-driven ATM managed services "AMS" + Digital Retail Solutions "DRS"

Expanded Addressable Market
- Accelerating AMS/DRS trends
- Large, under-penetrated addressable markets

Enhanced Value Creation
- Attractive transaction multiple
- Expected annual run-rate cost synergies of $200M[2]
- Expected to be at least 35% EPS accretive[3]

Together, a new Brink's delivering greater value for customers, investors, and stakeholders

1 Combined company financial data is based on 2026 (for all metrics other than FCF) or 2027 (for FCF) consensus estimates for Brink's and NCR Atleos, is provided for illustrative purposes only and excludes the effects of transaction synergies, unless otherwise specified. See slides 5 and 9 for calculations of illustrative combined company Total Revenue, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow
2 $200M in pre-tax annual run-rate cost synergies expected to be realized within three years of closing
3 Calculated using 2027 consensus estimates for Brink's and NCR Atleos' Net Income

BRINKS + NCR ATLEOS 3

NCR Atleos Overview

Industry Leading Self-service Banking Solution Platform

~600k	~78k	+140	~20k
Global installed base of devices	Largest independent network of owned and operated ATMs	Countries	Employees

- Full outsourcing capabilities
- Extensive hardware & software services
- Transaction processing
- Device design & production
- Software design & licensing
- Innovative new transaction types


Bank ATM
Tap Mobile
CARDLESS

NCR ATLEOS

#1
ATMaaS and Managed Services Provider

#1
Independently owned and operated ATM network globally

#1
Provider of Multi-vendor ATM software applications and middleware

BRINKS + NCR ATLEOS | 4

Broadened Customer Offerings to Enhance Scale and Profitability

BRINKS YE 2025 + **NCR ATLEOS** YE 2025 = **BRINKS + NCR ATLEOS**

Total Revenue[1] & Geographic Split


Rest of World
15%
33%
North America
$5.3B
27%
Europe
25%
Latin America


APAC
12%
United States
EMEA
31%
$4.4B
45%
12%
Americas (ex-US)

Portfolio/ Revenue by Segment[1]


DRS / AMS
28%
Cash and Valuables Management
72%


5% T&T & Other
6% ATMaaS
29%
Network
60%
Self-Service Banking

Adj. EBITDA[1]

	Brinks	NCR Atleos
Adj. EBITDA Margin	18.6%	19.1%
Adj. EBITDA	$977M	$830M

Illustrative Combined Company 2026[4]

~$10B
Total Revenue

Mid-Single Digit
Expected Organic Revenue Growth Profile

~$2B
Adj. EBITDA

~20%
Adj. EBITDA Margin

1 Financial figures for Brink's and NCR Atleos represent results for the year ended December 31, 2025
2 Reflects Brink's 2025 strategic pillars across its service lines and NCR Atleos' 2025 reported segments
3 See Brink's fourth quarter 2025 earnings release posted to its website at https://investors.brinks.com/ for a reconciliation of Brink's Adjusted EBITDA to Net income attributable to Brink's. See NCR Atleos' fourth quarter 2025 earnings release posted to its website at https://investor.ncratleos.com/ for a reconciliation of NCR Atleos' Adjusted EBITDA to Net income attributable to NCR Atleos
4 Combined company financial data reflects 2026 consensus estimates for Brink's and NCR Atleos, is provided for illustrative purposes only and excludes the effects of transaction synergies, unless otherwise specified

BRINKS + NCR ATLEOS 5

6 Integrated, Best - in - Class Capabilities Across the Full Customer Value Chain Complementary Offerings and Capabilities Enable Network Optimization of ATM Managed Services and Outsourcing Hardware Software Cash Logistics Monitoring & Forecasting Dispatch Processing FLM/SLM Strong global partnerships with some of the most well - known financial institutions and retailers - Enables further penetration of managed services and outsourcing end - markets Enhanced Potential to Penetrate Large & Expanding Addressable Markets 1 Existing ATM Managed Services Traditional Cash Management $28B $8B +2 - 3x Potential 1 Illustrative addressable market values based on management estimates and market research

7 Combining Industry Leading DRS and AMS Offerings to Safely and Securely Streamline the Retail Payments Ecosystem Enhanced Potential to Penetrate Large & Expanding Addressable Markets 1 Existing ATM Managed Services Traditional Cash Management $28B $8B +2 - 3x Potential 1 Illustrative addressable market values based on management estimates and market research

8 Expected Synergies Across the Business: Unlocking Value and Accelerating Growth and Profitability Service network and infrastructure Insourcing logistics and field services, optimizing cash placement, driving network efficiencies SG&A Streamlining and optimizing SG&A and eliminating duplicative public company costs Procurement Leveraging combined purchases of materials, services and capital $200M Annual run - rate cost synergies expected to be realized within three years of closing 1 ~$70M ~$105M ~$25M 1 Presented on a pre - tax basis. Management estimates 1:1 cost to capture.

Strengthening Free Cash Flow Generation to Maximize Shareholder Value Creation

Combined Free Cash Flow

Free Cash Flow ($M)[1]
Conversion (%)[2]



$642
31%
$242
$400
44%
$762
39%
$326
42%
$436
45%
~$1B
2024
2025
Post-Closing[3]
Brink's
NCR Atleos

Near-Term Capital Allocation Priorities

Organic Investment – AMS/DRS growth and productivity initiatives

Reduce Debt – Targeted Net Leverage of 2.0-3.0x by 2027E



Combined Net Leverage
3.4x
3.1x
<3.0x
1Q 2027E
(At Close)
2027E 6
(with Debt Repayment)
Unsynergized 4
Synergized 5

Ability to Return Capital to Shareholders – once leverage returns to targeted range

1 Represents Free Cash Flow before dividends for Brink's and Adjusted Free Cash Flow-unrestricted for NCR Atleos. See Brink's earnings releases posted to its website at https://investors.brinks.com/ for a reconciliation of Brink's Free Cash Flow before dividends to Cash flows provided from (used in) operating activities. See NCR Atleos' earnings releases posted to its website at https://investor.ncratleos.com/ for a reconciliation of NCR Atleo's' Adjusted Free Cash Flow-unrestricted to Net cash provided by operating activities
2 Conversion is calculated as Free Cash Flow before dividends (for Brink's) and Adjusted Free Cash Flow-unrestricted (for NCR Atleos), in each case, divided by the applicable company's Adjusted EBITDA for the same period
3 Post-closing Combined Free Cash Flow represents 2027 consensus estimates for Free Cash Flow before dividends for Brink's and Adjusted Free Cash Flow-unrestricted for NCR Atleos, as well as $200M in pre-tax annual run-rate cost synergies expected to be realized within three years and management's estimate of related integration expenses
4 Combined Net Leverage (unsynergized) is provided for illustrative purposes only and reflects consensus estimates for post-closing Net Debt divided by consensus estimates for post-closing Adjusted EBITDA
5 Combined Net Leverage (synergized) is provided for illustrative purposes only and reflects Combined Net Leverage (unsynergized) and immediate realization of $200M in pre-tax annual run-rate cost synergies expected to be realized within three years of closing
6 Illustratively reflects ~$500M in debt repayment expected to occur by the end of 2027 (assuming closing occurs in Q1 2027). There can be no assurance as to when any such debt repayment will occur (if at all)

BRINKS + NCR ATLEOS 9

Transaction Overview

Transaction Consideration	• **Implied value: $6.6B[1], 7.2x 2026E NCR Atleos Adjusted EBITDA[2]** • Implies a 24% premium over NCR Atleos' closing stock price on February 25, 2026, and a 26% premium over NCR Atleos' 30-day VWAP • $50.40 per share consideration consisting of: • $30 per share in cash + 0.1574 Brink's shares per NCR Atleos share[3] • Cash portion financed with a combination of cash on balance sheet and new debt raised • Brink's shareholders to own ~78%, NCR Atleos shareholders to own ~22% of combined company's common stock
Financial Impact	• **$200M in annual run-rate cost synergies expected to be realized within three years of closing[4]** • Expected to be at least 35% accretive to EPS[5] and strengthen long-term financial results and capital allocation flexibility • Net Leverage expected to be reduced to within 2.0x-3.0x target range by year-end 2027[6]
Timing & Governance	• **Transaction expected to close in Q1 2027**, subject to the completion of customary closing conditions, including regulatory approvals and approval by Brink's and NCR Atleos' shareholders • Mark Eubanks and Kurt McMaken to lead as CEO and CFO of the combined company, respectively • Upon closing, one mutually agreed upon independent director from the NCR Atleos Board of Directors will join the Brink's Board of Directors

Creating a Leader in Financial Technology Infrastructure

1 The implied transaction value is comprised of 13.3 million shares of Brink's common stock and $2.2 billion in cash plus the assumption of approximately $2.6 billion of NCR Atleos' indebtedness
2 Reflects consensus estimates for NCR Atleos' Adjusted EBITDA
3 Based on Brink's closing share price on February 25, 2026 of $129.58
4 Presented on a pre-tax basis
5 Calculated using 2027 consensus estimates for Brink's and NCR Atleos' Net Income
6 Assumes closing occurs in Q1 2027. There can be no assurance as to when any such debt repayment will occur (if at all). See slide 9 for calculation of illustrative Combined Net Leverage

BRINKS + NCR ATLEOS 10

Combination Accelerates Existing Core Value Creation Priorities

BRINKS + NCR ATLEOS

1

Grow Organically

Leading capabilities across every touchpoint of the ATM ownership value chain with new opportunities to grow with retail customers

2

Expand Profit Margins

$200M in annual run-rate cost synergies[1] expected to be realized within three years of closing, primarily from SG&A optimization, network integration, and procurement efficiencies

3

Improve FCF Conversion

The combined business is expected to deliver ~$1B in annual Free Cash Flow [2]

4

Maximize Shareholder Value

Targeting Net Leverage reduction into range of 2.0-3.0x by year-end 2027 with expectation of returning capital to shareholders once achieved [3]

1 Presented on a pre-tax basis
2 Illustrative combined Free Cash Flow represents 2027 consensus estimates for Free Cash Flow before dividends for Brink's and Adjusted Free Cash Flow-unrestricted for NCR Atleos, as well as $200M in pre-tax annual run-rate cost synergies expected to be realized within three years and management's estimate of related integration expenses
3 Assumes closing occurs in Q1 2027. There can be no assurance as to when any such debt repayment will occur (if at all). See slide 9 for calculation of illustrative Combined Net Leverage

BRINKS + NCR ATLEOS 11